Exhibit (d)(6)

September 5, 2018

FGL Holdings

1701 Village Center Circle

Las Vegas, Nevada 89134

Attention: Secretary

Re: Warrant Tender Offer

The undersigned (the “FNF Parties”) holders of a majority of the Series B Cumulative Convertible Preferred Shares of FGL Holdings, a Cayman Islands exempted company (the “Company”), hereby consent to the Company’s consummation of a tender offer for its outstanding warrants, with the sole consideration payable by the Company to be a combination of Ordinary Shares and Cash (the “Consideration”) subject to the terms and conditions set forth below, as further described in the Company’s Offer to Exchange to be filed on or around September 5, 2018 with the Securities and Exchange Commission on Schedule TO, in substantially the form attached as Exhibit A hereto (the “Tender Offer”); provided that the Company shall (a) not make any changes or amendments to the form of Schedule TO attached as Exhibit A which describe or relate to the FNF Parties, or their holdings in the Company, without the prior written consent of the FNF Parties and (b) provide the FNF Parties a reasonable opportunity to comment on any other proposed changes or amendments to the Schedule TO from the form attached as Exhibit A; provided, further, that in no case shall the aggregate total of Cash used as Consideration paid to holders of the outstanding warrants in the Tender Offer exceed the lesser of (i) 50% of the total Consideration paid for all outstanding warrants in the Tender Offer (which, for the avoidance of doubt, shall include the fair market value (as defined in the Offer to Exchange) of the Ordinary Shares as of the date the Tender Offer is filed), and (ii) $80,000,000. Any outstanding balance of Consideration shall be paid in Ordinary Shares. For purposes of this consent, (a) “Cash” means any cash and cash equivalents (including marketable securities and short-term investments which are readily convertible into cash without incurring any premium or penalty) calculated on a basis consistent with the preparation of the Company’s financial statements and (b) “Ordinary Shares” means the ordinary shares in the capital of the Company, par value $0.0001 per share. Nothing contained herein shall be deemed to constitute a consent with respect to any other transaction other than the Tender Offer.

Sincerely,

/s/ Michael L. Gravelle

Name: Michael L. Gravelle

Title: Executive Vice President, General

Counsel and Corporate Secretary

on behalf of Chicago Title Insurance

Company; Commonwealth Land Title

Insurance Company; and Fidelity National

Title Insurance Company